                                                                    Exhibit 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Trustees
Provident Senior Living Trust:

We consent to the use of our report dated October 21, 2004, with respect to the consolidated balance sheet of Provident Senior Living Trust and subsidiary as of August 31, 2004, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from March 1, 2004 (inception) to August 31, 2004, included herein and to the references to our firm under the headings "Selected Historical and Pro Forma Financial Information" and "Experts" in the prospectus.


                                    /s/ KPMG LLP

Philadelphia, Pennsylvania
November 11, 2004